EXHIBIT 15

October 20, 2006

SUPERVALU INC.

Eden Prairie, Minnesota

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Albertson’s, Inc and subsidiaries for the thirteen weeks ended May 4, 2006 and May 5, 2005 and have issued our report dated May 31, 2006, and of New Albertson’s, Inc. and subsidiary, for the thirteen week period ended May 4, 2006, and have issued our report dated May 31, 2006. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarter ended May 4, 2006, are being incorporated by reference in the Form S-3, dated October 23, 2006 (“Form S-3”).

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/ DELOITTE & TOUCHE LLP